As filed with the Securities and Exchange Commission on May 5, 2021

REGISTRATION NO. 333-229308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-229308

UNDER

THE SECURITIES ACT OF 1933

GW PHARMACEUTICALS PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Sovereign House, Vision Park, Histon

Cambridge CB24 9BZ

United Kingdom

Tel: +44 1223 266 800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greenwich Biosciences, Inc.

5750 Fleet Street, Suite 200

Carlsbad, CA 92008

(760) 795-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George F. Schoen, Esq.

Damien R. Zoubek, Esq.

Jenny Hochenberg, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by GW Pharmaceuticals plc, a public limited company incorporated in England and Wales (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (No. 333-229308), filed with the SEC on January 18, 2019, which registered the offering of an indeterminate number or amount of ordinary shares, par value £0.001 per share, of the Registrant ( “Ordinary Shares”), debt securities, the Registrant’s American Depositary Shares (“ADSs”), each representing 12 Ordinary Shares, or warrants to purchase ADSs, Ordinary Shares or debt securities as may from time to time be issued at indeterminate prices in offerings or upon exercise of warrants or conversion or exchange of convertible or exchangeable securities registered thereunder.

On May 5, 2021, pursuant to the Transaction Agreement, dated as of February 3, 2021, by and among the Registrant, Jazz Pharmaceuticals Public Limited Company, a public limited company incorporated in the Republic of Ireland (“Jazz”), and Jazz Pharmaceuticals UK Holdings Limited, a private limited company incorporated in England and Wales and an indirect wholly owned subsidiary of Jazz (“Bidco”), Bidco and/or Jazz’s other designees acquired the entire issued and to be issued share capital of the Registrant (the “Transaction”), with the Registrant continuing as an indirect wholly owned subsidiary of Jazz.

As a result of the Transaction, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, England, on May 5, 2021.

GW PHARMACEUTICALS PLC,

By:	/s/ Douglas B. Snyder
	Name:	Douglas B. Snyder
	Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.